Exhibit 10.26

Project of Jinjiang Technological Plan Contract

Date:	January 4, 2007

Parties:	The Science and Technology Bureau of Jinjiang City

Guanke (Fujian) Electron Technological Industry Co. Ltd.

Term:	From January 2006 to January 2011

Guanke’s Obligations:
-  Guanke shall develop certain LCD related technologies and products each year;
-  Guanke shall use the subsidies only for researching and developing purpose;
-  the Science and Technology Bureau of Jinjiang City has right to inspect the due performance of the Contract, the proper use of the subsidies, and to review and accept the technologies and products;
-  technologies developed under this Contract will be deemed as state-owned assets; provided, however, Guanke shall the perpetual right to use and license them.

Subsidies:	As consideration, Guanke shall receive from the Science and Technology Bureau of Jinjiang City subsidies in the total amount of RMB100 million in annual installments.

Inspection and renewal:	The Science and Technology Bureau of Jinjiang City will conduct annual inspection on Guanke’s performance of the Contract.

Dispute resolution:	Disputes shall be submitted to a mutually agreed arbitration tribunal.

Governing law:	Laws of the People’s Republic of China.